EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY REPORTS 2006 THIRD QUARTER RESULTS

Net Income Increases 14 Percent

TACOMA, WA, Oct. 19, 2006—Labor Ready, Inc. (NYSE: LRW) reported revenue for the third quarter ended Sept. 29, 2006 increased 4 percent to $374.1 million compared to revenue of $360.4 million for the third quarter of 2005.  Net income for the quarter increased 14 percent to $24.8 million or $0.48 per diluted share, as compared to $21.8 million or $0.40 per diluted share for the third quarter of 2005.

Revenue for the quarter from branch offices open 12 months or longer grew 2 percent. “While we have felt the effect of a slowing residential housing market over the past two quarters, its impact has stabilized, and we have continued to produce solid growth in the other industries we serve,” said Labor Ready CEO Steve Cooper.

Gross profit as a percentage of revenue improved 100 basis points compared to the same quarter a year ago as a result of lower workers’ compensation costs and continued strong pricing controls.  “Our safety programs continue to produce industry-leading reductions in claim frequency,” said Cooper. According to Cooper, claim frequency has decreased approximately 15 percent year-to-date in comparison with the same period last year and is down over 40 percent since the beginning of 2003.

The company opened a total of eight new branch offices and closed five during the quarter. It plans to open two additional branch offices in the fourth quarter. The company currently operates 926 branch offices.

“We are pleased with the strategic fit and financial results of our two acquired companies, CLP Resources and Spartan Staffing. We will continue to explore acquisitions, focusing on service leaders within blue-collar staffing,” added Cooper.

During the quarter the company repurchased half a million of its outstanding shares for $8 million, leaving $42 million available for future purchases under the current repurchase program approved by its Board of Directors.

For the fourth quarter of 2006, Labor Ready estimates revenue in the range of $342 million to $345 million and net income per diluted share between $.29 and $.31.

Management will discuss third quarter 2006 results on a conference call at 8 a.m. (PT) Thursday, Oct. 19, 2006.  The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5) increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 925 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2006	2005	2006	2005

Revenue from services	$374,126	$360,445	$1,010,970	$898,869
Cost of services	253,262	247,572	687,738	617,185
Gross profit	120,864	112,873	323,232	281,684
Selling, general and administrative expenses	81,790	76,491	235,523	202,158
Depreciation and amortization	2,441	2,469	7,909	6,864
Income from operations	36,633	33,913	79,800	72,662
Interest and other income, net	3,018	1,421	8,765	2,607
Income before tax expense	39,651	35,334	88,565	75,269
Income tax	14,823	13,542	33,655	28,677
Net income	$24,828	$21,792	$54,910	$46,592

Net income per common share:
Basic	$0.48	$0.41	$1.04	$1.00
Diluted	$0.48	$0.40	$1.03	$0.89

Weighted average shares outstanding:
Basic	51,690	53,243	52,882	46,785
Diluted	52,009	54,275	53,361	53,546

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	December 30,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$65,031	$82,155
Marketable securities	95,190	93,510
Accounts receivable, net	143,880	121,959
Other current assets	31,669	21,039
Total current assets	335,770	318,663
Property and equipment, net	30,527	26,615
Other assets	226,911	226,798
Total assets	$593,208	$572,076

Liabilities and shareholders’ equity
Current liabilities	$99,052	$100,014
Long-term liabilities	137,192	123,464
Total liabilities	236,244	223,478
Shareholders’ equity	356,964	348,598
Total liabilities and shareholders’ equity	$593,208	$572,076

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirty-nine Weeks Ended
	September 29,	September 30,
	2006	2005
Cash Flows from Operating activities:
Net income	$54,910	$46,592
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	7,909	6,864
Provision for doubtful accounts	5,445	5,921
Deferred income taxes	(8,993)	(9,626)
Stock-based compensation	5,129	1,027
Excess tax benefits from stock-based compensation	(3,741)	—
Tax benefit on stock options	—	3,742
Other operating activities	423	117
Changes in operating assets and liabilities, exclusive of business acquired:

Accounts receivable	(27,366)	(43,130)
Income tax	5,798	21,991
Other assets	(6,559)	(6,401)
Accounts payable	(3,708)	4,204
Accrued wages and benefits	529	3,072
Workers’ compensation claims reserve	17,568	17,994
Other current liabilities	(38)	(150)
Net cash provided by operating activities	47,306	52,217

Cash Flows from Investing activities:
Capital expenditures	(10,141)	(4,208)
Maturities of marketable securities	57,771	71,715
Purchases of marketable securities	(59,410)	(58,200)
Increase in restricted cash and other assets	284	(18,338)

Purchase of CLP Holdings Corp., net of cash acquired	—	(45,955)
Other	(167)	(135)
Net cash used in investing activities	(11,663)	(55,121)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(59,865)	—
Net proceeds from sale of stock through options and employee benefit plans	3,385	7,262
Excess tax benefits from stock-based compensation	3,741	—
Payments on debt	(1,013)	(1,553)
Net cash (used in) provided by financing activities	(53,752)	5,709

Effect of exchange rates on cash	985	(502)

Net change in cash and cash equivalents	(17,124)	2,303

Cash and cash equivalents, beginning of period	82,155	87,555
Cash and cash equivalents, end of period	$65,031	$89,858